FOR IMMEDIATE RELEASE

Contact: Daniel Judd

434-239-4272

investorrelations@sitestar.com

Sitestar Announces the Appointment of Jeffrey Moore as Chairman, the Resignation of Roger Malouf as a Director, the Appointment of Christopher Payne as a Director, and the Issuance of a Demand Letter to its Former CEO

Lynchburg, VA. — February 23, 2016 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today announced that at the Company’s most recent Board Meeting held on February 17, 2016, the Board of Directors carried out the following actions:

·	Jeffrey Moore was unanimously elected to the position of Chairman
·	Steven Kiel was appointed as the permanent President and Chief Executive Officer
·	A resolution was adopted setting the size of the Board at five Directors

Additionally, effective February 22, 2016, Roger Malouf resigned as a Director. Christopher Payne was appointed to replace him. Mr. Payne is currently a manager at a private business valuation firm in Rochester, New York. He has more than 15 years of consulting, corporate finance and Big Four experience. He holds an MBA from George Mason University and a Bachelor of Science in Financial Management from the University of North Carolina at Charlotte. Mr. Payne is considered an “audit committee financial expert” as defined by the Securities and Exchange Commission. He will serve on the Audit Committee.

“We thank Roger for his service to the Board and for his guidance and leadership during a difficult time for the Company,” stated Jeff Moore. “We are happy to welcome Chris Payne as a Director. Chris’s experience and expertise make him a perfect fit as the Company transitions to the future.”

On February 16, 2016 the Company received the final results of the investigation regarding its former CEO, Frank Erhartic. This investigation was led by outside legal and accounting advisors to the Company.

The results of the investigation form the basis of a demand letter that the Company has sent to Mr. Erhartic. The letter demands restitution for payments that the Company believes Mr. Erhartic inappropriately requested and received from the Company. The investigation also revealed that the company has previously claimed 3,318,000 more common shares than it has documentation for, a number which Mr. Erhartic has certified in filings to the Securities and Exchange Commission. The letter to Mr. Erhartic requests information to explain this discrepancy. There can be no promises that the Company will successfully collect on these demands.

About Sitestar

Sitestar is an Internet Service Provider (ISP) that offers consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting. Sitestar is also a real estate investment entity. For more information regarding Sitestar, go to: www.sitestar.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar’s control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.